                                  EXHIBIT 12.1


                                                             YEAR ENDED DECEMBER 31,
                                              1999         1998         1997        1996        1995
Fixed Charges:
   Interest expense                             25,968       34,450      38,312      39,625      40,451
   Portion of rent expense
      representative of interest                 1,067        1,200       1,108       1,166       1,054
                                          ------------- ------------ ----------- ----------- -----------
Total Fixed Charges                             27,035       35,650      39,420      40,791      41,505
                                          ============= ============ =========== =========== ===========

Earnings:
   Income from continuing
      operations before tax                    188,650      136,509     115,030      65,873      27,793
   Fixed charges per above                      27,035       35,650      39,420      40,791      41,505
                                          ------------- ------------ ----------- ----------- -----------
Total earnings                                 215,685      172,159     154,450     106,664      69,298
                                          ============= ============ =========== =========== ===========

Ratio of Earnings to Fixed Charges                7.98         4.83        3.92        2.61        1.67
                                          ============= ============ =========== =========== ===========











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